Exhibit 99.1

NPS Pharma Reports First-Quarter 2014 Financial Results

Net global Gattex®/Revestive® sales of $18 million representing 17 percent sequential growth

Full-year net sales guidance revised to $100 to $110 million from $110 to $120 million to reflect impact of delays in January and February sales

Natpara® BLA review continues to progress with PDUFA date of October 24, 2014

Conference call today at 8:30 AM ET

BEDMINSTER, N.J.--(BUSINESS WIRE)--May 8, 2014--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases worldwide, today reported its results for the quarter ended March 31, 2014.

NPS Pharma reported net global product sales of $17.9 million for the first quarter of 2014, compared to $0.7 million for the same period last year, representing 17% sequential growth over net sales in the fourth quarter of 2013. The company experienced a slower-than-expected start in adding new Gattex® (teduglutide [rDNA origin]) patients and refills in the U.S. NPS Pharma now expects to achieve full-year 2014 net sales guidance of $100 to $110 million, representing more than 200 percent year-over-year growth in the company’s Short Bowel Syndrome (SBS) franchise.

“We are pleased to report that physician and patient interest in Gattex continues to be very high,” said Francois Nader, MD, president and chief executive officer of NPS Pharma. “After a challenging January and February, which were partially affected by severe winter weather, we saw key metrics bounce back for prescriptions in March and April with weekly averages exceeding those in the fourth quarter. In addition, we noted significant improvements in the time-to-dispense and fill-rate of new prescriptions in 2014. As we continue to learn more about the SBS market dynamics, we are readily adapting our commercial strategy and operations to ensure we fully capture the significant opportunity that Gattex represents, including increasing the size of our sales organization.”

Dr. Nader added: “We are interacting with the FDA as they actively review our Natpara Biologics License Application and preparing for an FDA Advisory Committee meeting, which has been tentatively scheduled for July 24. We are also happy to report that our regional and key country leadership is in place to support the expansion of NPS Pharma in key international markets. Lastly, we are focused on expanding our pipeline through our clinical program for pediatric Short Bowel Syndrome and the recent filing of an Investigational New Drug Application for NPSP795, which is on track to begin a Phase 2a study in mid-2014.”

Financial Results

Net loss

NPS Pharma reported a net loss of $6.6 million or $0.06 per diluted share for the first quarter of 2014 compared to a net loss of $7.8 million or $0.09 per diluted share for the same period last year.

Revenues

NPS Pharma revenues were comprised of net product sales for Gattex and royalty revenues. Net sales of Gattex were $17.9 million for the first quarter of 2014, versus $0.7 million for the same period last year. In February 2013, NPS Pharma launched and initiated sales of Gattex in the U.S.

Royalty revenues were $26.2 million for the first quarter of 2014 compared to $24.8 million for the same period last year. NPS earns royalties on (i) Amgen’s sales of Sensipar®/Mimpara® (cinacalcet HCl), (ii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iii) Janssen Pharmaceuticals’ sales of NUCYNTA® (tapentadol) and NUCYNTA® ER (tapentadol extended-release tablets).

The components of royalties are summarized as follows:

In millions	Quarter ended
	March 31,
	2014	2013
Royalty:
Sensipar	$23.2	$22.2
REGPARA	2.4	1.8
NUCYNTA and other	0.6	0.8
Total	$26.2	$24.8

On May 15, 2014, the company will receive a cash payment of $15.2 million for the Sensipar/Mimpara royalties earned during the first quarter of 2014. The remaining $8.0 million of Sensipar/Mimpara royalties will be retained to repay a royalty advance received in August 2011 from Amgen. At March 31, 2014, NPS Pharma had $47.6 million in non-recourse debt secured by its Sensipar royalties.

Research and development

Research and development expenses were $20.6 million for the first quarter of 2014 as compared to $15.7 million for the same period last year. The increase was attributable to prior year reductions in expenses related to the completion of certain clinical trials, as well as regulatory and personnel-related expenses.

Selling, general and administrative

Selling, general and administrative expenses were $24.6 million for the first quarter of 2014 as compared to $14.2 million for the same period last year. The increase in selling, general and administrative expenses was primarily due to commercial activities related to Gattex/Revestive.

Interest expense

Interest expense was $4.0 million for the first quarter of 2014 compared to $3.4 million for the same period last year. Interest expense was largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, rhPTH 1-84, and REGPARA revenues.

Cash and investments

The company’s cash, cash equivalents, and marketable investment securities were approximately $175.5 million at March 31, 2014 compared to $180.5 million at December 31, 2013.

Long-term debt

At March 31, 2014, the company’s only recourse debt was $16.5 million in 5.75% convertible notes. On April 8, 2014, the holders of these notes converted the remaining outstanding notes at a conversion price of $5.44 per share and the company issued 3.0 million shares of common stock pursuant to this conversion and retired the remaining convertible notes.

All other debt on the company’s balance sheet is non-recourse and secured solely by royalties related to Sensipar/Mimpara, REGPARA, and worldwide sales, excluding Israel, of PTH 1-84. After repayment of these obligations, the cash flows from these royalties will revert to NPS Pharma in accordance with the terms set forth in each agreement.

The following table reflects the company’s non-recourse debt at March 31, 2014 and December 31, 2013:

In millions
	March 31, 2014	December 31, 2013
Non-recourse debt:
Sensipar/Mimpara-secured	$47.6	$54.4
PTH 1-84-secured (worldwide, excluding Israel)	42.8	42.8
REGPARA-secured	33.3	35.2
Total non-recourse debt	123.7	132.4
Less current portion	7.2	8.8
Total long-term non-recourse debt	$116.5	$123.6

2014 Financial Guidance

The company is revising its full-year 2014 Gattex/Revestive net sales guidance to a range of $100 to $110 million representing more than 200% year-over-year growth. The company’s previous net sales guidance was $110 million to $120 million.

The company continues to expect full-year 2014 operating expenses, excluding the impact of share-based compensation and cost of goods sold, to be between $180 and $200 million.

The foregoing financial guidance comprises projections based on numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the disclosure notice below.

Conference Call Information

NPS Pharma will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (800) 638-4817 and use passcode 47278807. International callers may dial +1 (617) 614-3943, using the same passcode. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the investors’ calendar of events page on the NPS website at http://www.npsp.com/calendar.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with passcode 75535471 until midnight ET, May 22, 2014. International callers may access the replay by dialing +1 (617) 801-6888, using the same passcode. The webcast will also be available through the NPS website for the same period.

About NPS Pharma

NPS Pharma is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases. The company’s lead product, Gattex® (teduglutide [rDNA origin]) for injection is approved in the US for adult patients with Short Bowel Syndrome (SBS) who are dependent on parenteral support. In the EU, teduglutide (trade name: Revestive®) is approved for the treatment of adult patients with SBS; patients should be stable following a period of intestinal adaptation after surgery. Teduglutide is not approved for the treatment of pediatric SBS patients. The safety and efficacy of teduglutide in this population is currently being evaluated in a global registration trial.

A Biologics License Application is undergoing FDA review for Natpara® (rhPTH [1-84]) for the treatment of hypoparathyroidism, a rare endocrine disorder characterized by insufficient levels of parathyroid hormone. The Prescription Drug User Fee Act goal date for the Natpara application is October 24, 2014.

NPS Pharma’s earlier stage pipeline includes NPSP795, a calcilytic compound with potential application in rare disorders involving increased calcium sensing receptor activity, such as autosomal dominant hypocalcemia (ADH). NPS Pharma complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin.

Additional information about NPS Pharma is available through its corporate website, http://www.npsp.com.

“NPS,” “NPS Pharma,” “NPS Pharmaceuticals,” “Gattex,” “Natpara,” “Natpar,” “Preotact,” and “Revestive” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products, beliefs or expectations regarding our products in development, statements concerning the company’s plans for international expansion, beliefs or expectations regarding potential revenue and earnings from product sales, including beliefs regarding our ability to grow sales, expectations regarding the market size for our products, including those in development, and beliefs or expectations regarding our operating expenses. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory and reimbursement approvals for Natpara/Natpar (recombinant human parathyroid hormone 1-84 (rhPTH 1-84)), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this press release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

NPS Pharmaceuticals and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013

Revenues:
Product sales, net	$17,871	$654
Royalties	26,169	24,780
Total revenues	44,040	25,434

Cost of sales	1,877	65

Operating expenses:
Research and development	20,557	15,695
Selling, general and administrative	24,554	14,205
Total operating expenses	45,111	29,900
Operating loss	(2,948)	(4,531)
Other (expense) income:
Interest income, net	121	55
Interest expense	(4,035)	(3,395)
Other	297	75
Total other expense, net	(3,617)	(3,265)
Loss before income tax expense	(6,565)	(7,796)

Income tax expense	11	--
Net loss	($6,576)	($7,796)
Net loss per common and potential common share:
Basic	($0.06)	($0.09)
Diluted	($0.06)	($0.09)
Weighted average common and potential common share:
Basic	103,612	88,402
Diluted	103,612	88,402

NPS Pharmaceuticals and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Cash, cash equivalents and marketable investment securities	$175,542	$180,474
Account receivable	31,227	41,242
Inventory	32,217	30,035
Other current assets	7,705	7,001
Property and equipment, net	4,025	4,402
Goodwill	9,429	9,429
Intangibles, net	18,852	19,301
Debt issuance costs, net	312	338
Other	183	--
Total assets	$279,492	$292,222

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$26,908	$33,117
Convertible notes	16,545	16,545
Current portion of non-recourse debt*	7,191	8,752
Non-recourse debt, less current portion*	116,520	123,635
Other long-term liabilities	6,975	5,283
Total liabilities	174,139	187,332

Common stock and additional paid-in capital	1,134,571	1,127,523
Accumulated other comprehensive income	47	56
Accumulated deficit	(1,029,265)	(1,022,689)
Total stockholders' equity	105,353	104,890
Total liabilities and stockholders' equity	$279,492	$292,222

* Non-recourse debt secured by Sensipar®/Mimpara®, rhPTH 1-84, and REGPARA® revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan Mesco, +1-908-450-5516
smesco@npsp.com